EXHIBIT 7

Consolidated Report of Condition of
THE BANK OF NEW YORK
of One Wall Street, New York, N.Y. 10286
And Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System, at the close of business December 31, 2006, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts
In Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$3,375.000
Interest-bearing balances	11,937,000
Securities:
Held-to-maturity securities	1,729,000
Available-for-sale securities	17,675,000
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	3,953,000
Securities purchased under agreements to resell	162,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income	30,730,000
LESS: Allowance for loan and lease losses	286,000
Loans and leases, net of unearned income and allowance	30,444,000
Trading Assets	5,047,000
Premises and fixed assets (including capitalized leases)	830,000
Other real estate owned	1,000
Investments in unconsolidated subsidiaries and associated companies	292,000
Not applicable
Intangible assets:
Goodwill	2,747,000
Other intangible assets	981,000
Other assets	6,814,000

Total assets	$85,987,000

EXHIBIT 7
(Page ii of iii)

Dollar Amounts
In Thousands
LIABILITIES
Deposits:
In domestic offices	$30,000,000
Noninterest-bearing	19,293,000
Interest-bearing	10,707,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	33,219,000
Noninterest-bearing	472,000
Interest-bearing	32,747,000
Federal funds purchased and securities sold under agreements to repurchase
Federal funds purchased in domestic offices	671,000
Securities sold under agreements to repurchase	185,000
Trading liabilities	2,479,000
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)	2,076,000
Not applicable
Not applicable
Subordinated notes and debentures	1,955,000
Other liabilities	6,527,000

Total liabilities	$77,112,000

Minority interest in consolidated subsidiaries	144,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	2,134,000
Retained earnings	5,769,000
Accumulated other comprehensive income	-307,000
Other equity capital components	0
Total equity capital	8,731,000

Total liabilities, minority interest, and equity capital	$85,987,000

EXHIBIT 7
(Page iii of iii)
     I, Thomas P. Gibbons, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

/s/ Thomas P. Gibbons
Chief Financial Officer

     We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Thomas A. Renyi
Gerald L. Hassell	Directors
Alan R. Griffith